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                                                                     EXHIBIT 5.1

                                 April 28, 2000

Lafarge Corporation
11130 Sunrise Valley Drive
Suite 300
Reston, Virginia  20191

Dear Sirs:

I am Vice President - Legal Affairs and Corporate Secretary of Lafarge Corporation, a Maryland corporation (the "Company"). I have participated in the preparation of the Company's Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission covering the registration of 1,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Subject Shares") issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). I am familiar with the corporate proceedings of the Company relating to the adoption of the Plan and the proposed issuance of the Subject Shares pursuant to the Plan.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and assumptions hereinafter expressed, it is my opinion that all of the Subject Shares have been duly and validly authorized for issuance and, when issued pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I do not purport to be an expert as to the laws of any jurisdiction other than the United States and the Commonwealth of Virginia, and I express no opinion herein as to the effect that the laws and decisions of courts of any jurisdiction other than the United States and the Commonwealth of Virginia may have upon the opinion expressed herein. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/  David C. Jones

David C. Jones
Vice President - Legal Affairs
and Secretary